EMPIRE STATE REALTY ANNOUNCES DIRECTOR
LESLIE D. BIDDLE TO STEP DOWN

New York, New York, January 11, 2023 -- Empire State Realty Trust, Inc. (NYSE: ESRT) (the “Company”), is a REIT that owns and manages office, retail and multifamily assets in Manhattan and the greater New York metropolitan area. ESRT owns the Empire State Building, the World’s Most Famous Building, and Tripadvisor’s 2022 Travelers’ Choice Best of the Best Awards #1 attraction in the U.S. and #3 attraction in the world, the newly reimagined and iconic Empire State Building Observatory. Today, the Company announced that Leslie D. Biddle will step down from its Board of Directors, effective January 16, 2023, to assume her new position of Special Assistant to the Undersecretary of Infrastructure at the U.S. Department of Energy.
Ms. Biddle added, “I am very appreciative of my time as a board member of ESRT. ESRT is a leader in the sustainability and energy efficiency of our built environment. Being exposed to the excellence and thought leadership of Tony and the entire ESRT team will serve me well in my new role.”
“Leslie’s contributions to ESRT have been invaluable, and we wish her well in her new position in service to our country,” said Anthony E. Malkin, Empire State Realty Trust’s President, Chairman and Chief Executive Officer. “We thank her for her many contributions. Our board has an active search underway.”
About Empire State Realty Trust
Empire State Realty Trust, Inc. (NYSE: ESRT) is a REIT that owns and manages office, retail and multifamily assets in Manhattan and the greater New York metropolitan area. ESRT owns the Empire State Building, the World's Most Famous Building, and Tripadvisor's 2022 Travelers' Choice Best of the Best Awards #1 attraction in the U.S. and #3 attraction in the world, the newly reimagined and iconic Empire State Building Observatory. The company is a leader in healthy buildings, energy efficiency, and indoor environmental quality and has the lowest greenhouse gas emissions per square foot of any publicly traded REIT portfolio in New York City. As of September 30, 2022, ESRT's portfolio is comprised of approximately 9.2 million rentable square feet of office space, 700,000 rentable square feet of retail space and 625 residential units across two multifamily properties. More information about Empire State Realty Trust can be found at esrtreit.com and by following ESRT on Facebook, Instagram, Twitter and LinkedIn.

Forward-Looking Statements
This press release includes "forward looking statements" within the meaning of the federal securities laws. You can identify these statements by use of words such as "assumes," "believes," "estimates," "expects," "intends," "plans," "projects" or similar words or expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements, because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company's control and could materially affect actual results, performance or achievements. These factors include, without limitation, the risks and uncertainties detailed from time to time in the Company’s filings with the SEC and any failure of the conditions or events cited in this release. Except as may be required by law, the Company does not undertake a duty to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:
Investors
Empire State Realty Trust Investor Relations
(212) 850-2678
IR@esrtreit.com
Category: GENERAL
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